UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) (Rule 14a-101)

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

AEROFLEX HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aeroflex Holding Corp.
35 South Service Road
Plainview, New York 11803

August 15, 2014

Dear Stockholder:

On or about August 8, 2014, Aeroflex Holding Corp., which we refer to as we or the Company, commenced mailing to you a Definitive Proxy Statement on Schedule 14A, dated August 8, 2014, which we refer to as the Definitive Proxy Statement, relating to the special meeting of the stockholders of the Company scheduled to be held on September 10, 2014, at 10 a.m., Eastern Time, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, which we refer to as the Special Meeting.  At the Special Meeting, the Company’s stockholders are being asked to consider and vote on a proposal to (i) adopt the Agreement and Plan of Merger, dated as of May 19, 2014, which we refer to as the Merger Agreement, by and among the Company, Cobham plc, which we refer to as Parent, and Army Acquisition Corp., which we refer to as Merger Sub, and (ii) adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.  Parent is a public limited company organized under the laws of England and Wales, and Merger Sub is a Delaware corporation and an indirect wholly-owned subsidiary of Parent.  Pursuant to the Merger Agreement, as of the effective time of the proposed merger contemplated thereby, which we refer to as the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, but as a wholly-owned subsidiary of Parent.

To better understand the Merger, you should carefully read these Definitive Additional Materials on Schedule 14A, including Exhibit A hereto, and the Definitive Proxy Statement and its annexes, as well as those additional documents to which we refer you.

As disclosed in the Definitive Proxy Statement, two putative stockholder class action lawsuits were filed in connection with the Merger on June 3, 2014:  (i) Ramon Acevedo v. Aeroflex Holding Corp. et al., C.A. No. 9730—VCL, which we refer to as the Delaware Action which was commenced against the Company, the Company’s directors, Cobham and Merger Sub in the Delaware Court of Chancery, which we refer to as the Delaware Court, and involved allegations that our directors breached their fiduciary duties because, among other things, they undervalued the Company and failed to maximize the value of the Company to its public stockholders by allegedly pursuing a flawed sales process and agreeing to allegedly preclusive deal protection devices, and that the Company, Cobham and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties; and (ii) Tom Turberg v. Aeroflex Holding Corp. et al., Index No. 602528/2014, which we refer to as the New York Action, which was commenced against the Company, the Company’s directors, Cobham, and Merger Sub in the Supreme Court of the State of New York, County of Nassau, which we refer to as the New York Court, which involved similar allegations.

As further disclosed in the Definitive Proxy Statement, on July 14, 2014, the plaintiff in the Delaware Action filed an amended putative class action complaint, which includes the allegations set forth above and, among others, adds allegations (i) of deficiencies in the sales process and selection of Goldman Sachs as a financial advisor in connection with the transaction, (ii) of disclosure violations in the preliminary proxy statement the Company filed on July 3, 2014, and (iii) that the Merger Agreement fails to contain certain provisions to protect the interests of the minority stockholders of the Company.

On or about July 17, 2014, the plaintiffs in the Delaware Action and the New York Action agreed to coordinate efforts in Delaware in exchange for defendants agreeing to engage in expedited discovery in the Delaware Action.  Pursuant to that agreement, the plaintiff in the New York Action, the Company, and the Company’s directors stipulated and agreed to stay the New York Action through the pendency of the Delaware Action. The stipulation and proposed order were submitted to the New York Court on the same day, and, on July 22, 2014, the New York Court entered an order staying the New York Action.

On July 24, 2014, the plaintiff in the Delaware Action filed a motion for preliminary injunction seeking to enjoin the defendants from taking any action to consummate the transaction indicating that the reasons for his motion would be set forth in briefs and affidavits to be filed later.  As of the date of the date of this filing, no briefing schedule or hearing on plaintiff’s motion has been set.  The parties have, however, engaged in expedited discovery. Pursuant to the parties’ agreement, expedited discovery was conducted and was completed on August 5, 2014.

On August 15, 2014, the parties in the Delaware Action entered into a memorandum of understanding regarding the settlement of the Delaware Action, memorializing a settlement which is subject to the approval of the Delaware Court and would preclude further proceedings, and release claims, in both the Delaware Action and New York Action.

The defendants have agreed, pursuant to the terms of the proposed settlement, to amend the May 19, 2014 Agreement and Plan of Merger (i) to reduce the Company Termination Fee from $32 million to $18 million, and (ii) to reduce the “matching rights” provision set forth in § 6.2(d) of the Merger Agreement from four business days to three business days.  In addition, the Memorandum of Understanding provides that the defendants will make certain supplemental disclosures related to the proposed Merger, all of which are set forth in Exhibit A to these Definitive Additional Materials on Schedule 14A and should be read in conjunction with the Definitive Proxy Statement, without admitting or denying that further supplemental disclosure is required under any applicable rule, statute, regulation or law and to avoid the risk of the Delaware Action delaying or adversely affecting the Merger and to minimize the expense of defending the Delaware Action.  The memorandum of understanding is conditioned upon, among other things, the execution of an appropriate stipulation of settlement and completion of the Merger.  The stipulation of settlement will be subject to customary conditions, including approval of the proposed settlement contemplated by the memorandum of understanding by the Delaware Court following notice to the Company’s stockholders.  In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court will consider the fairness, reasonableness, and adequacy of the proposed settlement.  If the proposed settlement is finally approved by the Delaware Court, it will resolve and release all claims in all actions, including the New York Action, that were or could have been brought challenging any aspect of the proposed Merger or the Merger Agreement and any disclosure made in connection therewith (excluding any demand for appraisal under Section 262 of the General Corporation Law of the State of Delaware), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement by the Delaware Court.  In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will jointly file a petition in the Delaware Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose.  The Company or the surviving corporation in the Merger shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Delaware Court.  Any settlement will not affect the amount of the merger consideration that Company stockholders are entitled to receive in the Merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The Special Meeting is scheduled to be held on September 10, 2014, at 10 a.m., Eastern Time, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022.

•                  If you have already submitted a proxy, you may revoke or change it at any time before your proxy card is voted at the Special Meeting.

•                  If you have sent a proxy directly to the Company, you may revoke or change your proxy by:

•                  delivering written notice of such change or revocation to our Corporate Secretary on or before the business day prior to the Special Meeting;

•                  delivering a new, later-dated proxy by telephone or via the Internet up until 11:59 p.m., Eastern Time, on September 9, 2014, the day before the date of the Special Meeting;

•                  delivering a written revocation or a later dated, signed proxy card to the Company at the Special Meeting prior to the taking of the vote on the matters to be considered at the Special Meeting; or

•                  attending the Special Meeting and voting in person.

•                  If you hold your shares in “street name” and have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke or change a previous vote only by following the procedures established by the bank, brokerage firm or other nominee.

Revocation of the proxy will not affect any vote previously taken.  Attendance at the Special Meeting will not in itself constitute the revocation of a proxy; rather you must vote in person at the Special Meeting to revoke a previously delivered proxy.

As discussed in the Definitive Proxy Statement, the Board of Directors of the Company, which we refer to as the Board, has approved the Merger Agreement and determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders.  The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT.  We have enclosed an additional proxy card.

•                  If you have already submitted a proxy in favor of the proposal to adopt the Merger Agreement and do not want to change your vote, you do not need to do anything.

•                  If you have already submitted a proxy and want to change your vote, you may use this card to do so.

•                  If you have not already submitted a proxy, please do so now.

Sincerely,

Edward S. Wactlar
Senior Vice President, General Counsel and Secretary

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The supplemental disclosure in these Definitive Additional Materials on Schedule 14A, and the documents to which we refer you in these Definitive Additional Materials on Schedule 14A, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in these Definitive Additional Materials on Schedule 14A that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs and intentions. All forward-looking statements included in these Definitive Additional Materials on Schedule 14A are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially and adversely from those in any such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10—Q and 10—K, factors and matters contained or incorporated by reference in the Definitive Proxy Statement, and the following factors:

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•                  the failure to obtain the necessary equity and debt financing pursuant to the applicable commitment letters received in connection with the Merger or the failure of such financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•                  the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger;

•                  the failure of the Merger to close for any other reason;

•                  risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•                  the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•                  the diversion of our management’s attention from our ongoing business concerns;

•                  the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

•                  the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements we make in these Definitive Additional Materials on Schedule 14A are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10—Q and 10—K (see the section entitled “Where You Can Find More Information” in the Definitive Proxy Statement). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in these Definitive Additional Materials on Schedule 14A and in the Definitive Proxy Statement in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

Additional Information and Where To Find It

In connection with the Merger and required stockholder approval, the Company filed its Definitive Proxy Statement and a form of proxy with the SEC on August 8, 2014, and the Definitive Proxy Statement and form of proxy were mailed to the stockholders of record as of August 8, 2014.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS OR UPDATES, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY.  Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a request to: Aeroflex Holding Corp., Attn: Secretary, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803-0622 or by calling (516) 694-6700.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders with respect to the Merger.  Information about the Company’s directors and executive officers and their respective ownership of the Company’s common stock is set forth in the Company’s Definitive Proxy Statement, which was filed with the SEC on August 8, 2014.  Investors and security holders may obtain more detailed information regarding the interests of the Company and its directors and executive officers in the Merger by reading the Definitive Proxy Statement.

EXHIBIT A

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the proposed settlement of the Delaware Action, as described in this supplemental disclosure, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement.  This supplemental information should be read in conjunction with the Definitive Proxy Statement, which we urge you to read in its entirety.  As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.  Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.  The additional disclosures are as follows:

Background of the Merger

The following paragraph on page 29 of the Definitive Proxy Statement is supplemented by the addition of the highlighted text:

On December 5, 2013, at the request of the outside financial advisor to Company A (which financial advisor was a joint lead arranger and joint bookrunner in connection with the Company’s Credit and Guaranty Agreement, dated as of May 9, 2011, as amended to date) Hugh D. Evans, Chairman of the Board, met with the President and Chief Executive Officer of Company A (the “Company A CEO”) to discuss potential strategic alternatives involving the Company and Company A, including a potential acquisition of the Company by Company A.

The following paragraph on page 29 of the Definitive Proxy Statement is supplemented by the addition of the highlighted text:

On December 20, 2013, Mr. Evans received a non-binding indication of interest from Company A (the “Company A Initial Indication of Interest”) that contemplated Company A acquiring all of the outstanding shares of our Common Stock in a cash-and-stock merger for consideration valued, in the view of Company A, at $8.50 per share (approximately 35% of which would be paid in cash, with the balance to be paid in shares of Company A stock). In the Company A Initial Indication of Interest, Company A indicated that (x) it would endeavor to obtain financing for up to an additional $200 million in cash and (y) it envisioned a due diligence process over a four-week period during which time, on an exclusive basis, the Company would negotiate the terms of a definitive merger agreement with Company A.

The following paragraph on page 30 of the Definitive Proxy Statement is supplemented by the addition of the highlighted text:

During the period from mid- to late- January 2014, representatives of Goldman Sachs met with members of our senior management and certain members of the Board to determine and refine the list of potential parties for initial contact and to work on the preparation of the Company marketing materials.  A representative of Goldman Sachs met with a representative of Cobham during this period, and following a discussion between them about Cobham’s interest in exploring a potential strategic transaction with the Company, Goldman Sachs relayed Cobham’s interest to the Company.  As a result, Cobham was added to the list of potential bidders for the Company.

The following paragraph on page 34 of the Definitive Proxy Statement is supplemented by the addition of the highlighted text:

On May 13, 2014, a regularly scheduled meeting of the Board was convened at the offices of SRZ, which was attended by certain representatives of the Company’s management and representatives of Goldman Sachs, Stifel, SRZ and RLF. During the meeting, the Board received an update as to developments in the Project Army process, including as to the April 29th letter received from Company A. SRZ reviewed for the Board the terms of the latest drafts of the proposed merger agreement (including the per share cash merger consideration of $10.50) and the proposed support agreement, copies of which, together with summaries of both and the latest version of the Company disclosure schedules to the merger agreement, were provided to the Board in advance of the meeting. Based on its previous experience with Stifel, Stifel’s familiarity with the Company, and following a presentation about Stifel’s qualifications to serve in such capacity, the Board formally engaged Stifel to act as a financial advisor to the Company in connection with the Merger and provide its opinion to the Board as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of the Company (other than holders of Excluded Shares) in the Merger. SRZ then reviewed the Board’s fiduciary duties and additionally discussed with the Board, among other things, the interests of certain directors and executive officers in connection with the Merger. RLF made a presentation regarding certain legal considerations in connection with the transactions and provided guidance with regard to the treatment of alternative acquisition proposals under the pertinent provisions of the proposed merger agreement. Goldman Sachs and Stifel each presented a financial analysis of the Company and the Cobham bid.

Opinion of Goldman, Sachs & Co.

The subsection of the Definitive Proxy Statement entitled “Opinion of Goldman, Sachs & Co.” beginning on page 40, is amended and supplemented as set forth below:

Selected Companies Analysis

Reference is made to the “Selected Companies Analysis” beginning on page 43 of the Definitive Proxy Statement, which is supplemented by the addition of the highlighted text and the new table (such new table being set off by italicized text), as indicated below:

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the semiconductor and test equipment industries (collectively referred to as the selected companies):

Semiconductor companies:

•                                          Analog Devices, Inc.

•                                          Avago Technologies Limited

•                                          Hittite Microwave Corporation

•                                          Linear Technology Corporation

•                                          M/A-Com Technology Solutions Holdings, Inc.

•                                          Maxim Integrated Products, Inc.

•                                          Microsemi Corporation

•                                          Skyworks Solutions, Inc.

Test equipment companies:

•                                          Agilent Technologies, Inc.

•                                          Anritsu Corporation

•                                          Danaher Corporation

•                                          Ixia

•                                          LTX-Credence Corporation

•                                          National Instruments Corporation

•                                          Teradyne, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of May 16, 2014, information it obtained from filings with the United States Securities and Exchange Commission (the “SEC”) and Institutional Brokers’ Estimate System (“IBES”) estimates. The multiples and ratios of the Company were calculated using the closing price of shares of Common Stock on May 16, 2014. The multiples and ratios of the Company were based on the Forecasts and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•                  enterprise value, which is the market capitalization of the applicable company (based on the closing price of shares of the applicable company’s common stock as of May 16, 2014 and the number of shares of common stock outstanding of the applicable company on a fully diluted basis) plus the book value of debt less cash and cash equivalents and less investments in associated companies, as a multiple of revenue;

•                  enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for certain non-recurring charges), or Adjusted EBITDA; and

•                  non-GAAP Price-to-earnings ratio.

The results of these analyses are summarized as follows:

	Selected Companies
Enterprise Value as a multiple of Revenue:	Median Semiconductor (per IBES estimates)		Semiconductor Range (per IBES estimates)	Median Test Equipment (per IBES estimates)		Test Equipment Range (per IBES estimates)	Aeroflex (per IBES estimates)		Aeroflex (per Forecasts)		Merger Consideration (Implied)
CY2013A	4.5	x		2.7	x		2.0	x	2.0	x	2.3	x
CY2014E	4.1	x	2.2x - 7.0x	2.4	x	1.3x - 2.7x	2.0	x	1.9	x	2.2	x
CY2015E	3.9	x	2.0x - 6.4x	2.1	x	1.2x - 2.6x	1.9	x	1.7	x	2.0	x
2014/’14-‘15 Growth	0.64	x		0.23	x		0.73	x	0.22	x	0.26	x

	Selected Companies
Enterprise Value as a multiple of Adjusted EBITDA:	Median Semiconductor (per IBES estimates)		Semiconductor Range (per IBES estimates)	Median Test Equipment (per IBES estimates)		Test Equipment Range (per IBES estimates)	Aeroflex (per IBES estimates)		Aeroflex (per Forecasts)		Merger Consideration (Implied)
CY2013A	15.3	x		12.8	x		9.7	x	10.2	x	11.8	x
CY2014E	12.1	x	8.8x - 19.0x	12.0	x	6.0x - 23.0x	9.2	x	8.9	x	10.3	x
CY2015E	11.0	x	7.2x - 12.8x	10.9	x	4.9x - 12.4x	N/A		7.6	x	8.8	x
2014/’14-‘15 Growth	1.07	x		0.57	x		N/A		0.54	x	0.62	x

	Enterprise Value as a multiple of Adjusted EBITDA				Non-GAAP Price-to-earnings ratio
	CY2014E		CY2015E		CY2014E		CY2015E
Semiconductor
Analog Devices, Inc.	12.9	x	11.5	x	22.0	x	19.2	x
Avago Technologies Limited	14.3	x	12.8	x	19.5	x	17.3	x
Hittite Microwave Corporation	11.4	x	10.5	x	24.4	x	21.7	x
Linear Technology Corporation	13.8	x	12.4	x	21.7	x	18.8	x
M/A-Com Technology Solutions Holdings, Inc.	19.0	x	8.0	x	12.6	x	10.1	x
Maxim Integrated Products, Inc.	9.9	x	9.0	x	17.2	x	14.5	x
Microsemi Corporation	8.8	x	7.2	x	10.1	x	8.1	x
Skyworks Solutions, Inc.	11.0	x	12.5	x	14.0	x	12.4	x
Test Equipment
Agilent Technologies, Inc.	12.1	x	10.9	x	17.6	x	15.8	x
Anritsu Corporation	6.8	x	6.2	x	14.3	x	12.7	x
Danaher Corporation	12.0	x	11.0	x	20.1	x	18.1	x
Ixia	6.4	x	5.4	x	12.6	x	12.0	x
LTX-Credence Corporation	23.0	x	12.4	x	NM		23.6	x
National Instruments Corporation	14.3	x	11.4	x	34.8	x	25.1	x
Teradyne, Inc.	6.0	x	4.9	x	14.7	x	11.7	x

Illustrative Discounted Cash Flow Analysis

Reference is made to the paragraph under the subheading “Illustrative Discounted Cash Flow Analysis” on page 45 of the Definitive Proxy Statement, which is supplemented by the addition of the highlighted text:

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis for the Company based on the Forecasts to determine a range of per share equity values for the Company. Goldman Sachs calculated indications of net present value of free cash flows for the Company for the years 2014 through 2018 using discount rates ranging from 10.0% to 11.0%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs used a range of discount rates from 10.0% to 11.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the selected companies and the United States financial markets generally. Goldman Sachs calculated illustrative value indications per share for the Company using the Forecasts and illustrative terminal value indications in the year 2018 based on a perpetuity growth rates ranging from 2.5% to 3.5% (which analysis implied Enterprise Value / Adjusted EBITDA multiples ranging from 6.9x to 9.1x) and discounting these illustrative terminal values to illustrative present values using discount rates ranging from 10.0% to 11.0%. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. We have also cross-checked such estimates of perpetuity growth rates against the Enterprise Value / Adjusted EBITDA multiples that are implied by such growth rates and the range of discount rates referred to above applied to the Company’s future unlevered free cash flow forecasts. This analysis resulted in a range of illustrative value indications of $7.76 to $11.54 per share of Common Stock.

Illustrative Present Value of Future Share Price Analysis

Reference is made to the paragraph with the subheading “Illustrative Present Value of Future Share Price Analysis” on page 45 of the Definitive Proxy Statement, which supplemented by the addition of the highlighted text and the new table (such new table being set off by italicized text), as indicated below:

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Company’s Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future adjusted EBITDA and earnings and its assumed enterprise value to adjusted EBITDA multiple and price to future earnings per share. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2014 to 2017. Goldman Sachs first calculated the implied values per share of Common Stock as of May 16, 2014 for each of the fiscal years 2014 to 2017 by applying price to forward earnings per share multiples of 10.0x to 13.0x earnings per share of Common Stock estimates and enterprise value to forward adjusted EBITDA multiples of 8.0x to 9.0x to adjusted EBITDA estimates for each of the fiscal years 2014 to 2017, and then discounted the 2017 values back three years using an illustrative discount rate of 13.50%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values of $7.04 to $10.94 per share of Common Stock. The separate ranges of value determined by using forward P/E multiples and forward EBITDA multiples and for each of the years from 2014 to 2017 are set forth in the table below:

Implied value per share
	Forward Non-GAAP P/E	Forward Enterprise Value/Adjusted EBITDA ($)
2014	$8.49 - $11.03	$8.37 - $10.15
2015	9.99 — 12.99	10.78 — 12.78
2016	10.29 — 13.38	12.48 — 14.58
2017	10.45 — 13.59	14.06 — 16.25

Selected Transaction Analysis

Reference is made to the first paragraph on page 47 of the Definitive Proxy Statement under the subheading “Selected Transaction Analysis”, which paragraph together with the remainder of the subsequent disclosure under the subheading “Selected Transaction Analysis” is supplemented by the addition of the highlighted text below and the new tables (such new tables being set off by italicized text), as indicated below:

For each of the selected transactions, Goldman Sachs calculated and compared, based on information it obtained from SEC filings, press releases and IBES estimates, (i) the implied enterprise value of the target company based on the announced transaction price, as a multiple of estimated one-year forward revenue and net income, (ii) the announced Enterprise Value as a multiple of 1-year Forward Revenue for each selected transaction; (iii) the announced Equity value as a Multiple of 1-year Forward Net Income for each selected transaction; (iv) the Premium over the Undisturbed Price for each selected transaction; and (v) the Premium over the 52 Week High. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following tables presents the results of this analysis:

	Semiconductor Industry Transactions
	Premium over Undisturbed Price	Premium over 52 Week High	Announced Enterprise Value as a Multiple of 1-year Forward Revenue		Announced Equity Value as a Multiple of 1-year Forward Net Income
High	77.7%	72.9%	4.2	x	99.7	x
Mean	37.5%	17.4%	2.0	x	31.9	x
Median	31.6%	21.7%	1.7	x	22.7	x
Low	11.7%	(53.6)%	0.5	x	14.9	x

	Test Equipment Industry Transactions
	Premium over Undisturbed Price	Premium over 52 Week High	Announced Enterprise Value as a Multiple of 1-year Forward Revenue		Announced Equity Value as a Multiple of 1-year Forward Net Income
High	74.3%	73.4%	3.6	x	32.8	x
Mean	42.4%	7.4%	1.9	x	20.5	x
Median	34.4%	8.5%	1.6	x	17.4	x
Low	7.0%	(57.4)%	0.4	x	13.5	x

Semiconductor industry:

Announcement Date	Acquiror	Target	Announced Enterprise Value as a Multiple of 1- year Forward Revenue		Announced Equity Value as a Multiple of 1-year Forward Net Income		Premium over Undisturbed Price	Premium over 52 Week High

April 2014	Cirrus Logic, Inc.	Wolfson Microelectronics plc	2.5	x	99.7	x	75.4%	72.9%

February 2014	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.	1.7	x	23.3	x	15.4%	7.5%

December 2013	Avago Technologies Limited	LSI Corporation	2.7	x	16.3	x	41.0%	30.7%

November 2013	Veritas Capital Fund Management	Anaren, Inc.	2.0	x	19.6	x	12.4%	4.5%

August 2013	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation	3.2	x	31.5	x	55.4%	(10.5)%

May 2012	Microchip Technology Incorporated	Standard Microsystems Corporation	1.9	x	24.8	x	37.9%	31.0%

July 2011	Microsemi Corporation	Zarlink Semiconductor, Inc.	1.7	x	15.5	x	66.5%	49.6%

May 2011	Skyworks Solutions, Inc.	Advanced Analogic Technologies, Inc.	1.6	x	73.5	x	51.0%	22.4%

April 2011	Texas Instruments, Inc.	National Semiconductor Corporation	4.2	x	20.8	x	77.7%	56.3%

February 2011	CSR plc	Zoran Corporation	0.5	x	49.7	x	31.6%	(25.3)%

February 2011	Golden Gate Capital Partners	Conexant Systems, Inc.	1.5	x	NM		15.4%	(53.6)%

January 2011	Qualcomm Incorporated	Atheros Communications, Inc.	3.0	x	20.6	x	21.6%	2.5%

December 2010	Teledyne Technologies Incorporated	DALSA Corporation	1.4	x	14.9	x	24.0%	21.0%

October 2010	Microsemi Corporation	Actel Corporation	2.0	x	15.6	x	30.3%	22.1%

September 2010	Zoran Corporation	Microtune, Inc.	0.8	x	33.4	x	18.2%	(4.3)%

March 2010	Microsemi Corporation	White Electronic Designs Corporation	1.3	x	28.7	x	28.2%	21.7%

March 2010	Intersil Corporation	Techwell, Inc.	3.5	x	22.2	x	42.3%	35.2%

February 2010	Microchip Technology Incorporated	Silicon Storage Technology, Inc.	0.8	x	NM		11.7%	5.9%

December 2009	ON Semiconductor Corporation	California Micro Devices Corporation	1.5	x	NM		56.1%	41.6%

Test equipment industry:

Announcement Date	Acquiror	Target	Announced Enterprise Value as a Multiple of 1-year Forward Revenue		Announced Equity Value as a Multiple of 1- year Forward Net Income		Premium over Undisturbed Price	Premium over 52 Week High

April 2014	Ametek, Inc.	Zygo Corporation	1.5	x	NM		31.1%	13.6%

May 2012	Teledyne Technologies Incorporated	LeCroy Corporation	1.4	x	13.5	x	56.5%	10.0%

December 2010	Advantest Corporation	Verigy Ltd.	1.3	x	15.0	x	64.1%	9.6%

September 2010	Danaher Corporation	Keithley Instruments, Inc.	2.1	x	18.0	x	74.3%	73.4%

September 2008	Teradyne, Inc.	Eagle Test Systems, Inc.	1.8	x	13.7	x	10.4%	4.3%

June 2008	Orbotech Ltd.	Photon Dynamics, Inc.	1.2	x	15.3	x	33.5%	18.7%

June 2008	LTX Corporation	Credence Systems Corporation	0.4	x	16.5	x	31.8%	(57.4)%

February 2008	KLA-Tencor Corporation	ICOS Vision Systems Corporation N.V.	3.1	x	20.1	x	66.4%	(0.3)%

December 2007	Teradyne, Inc.	Nextest Systems Corporation	2.9	x	31.4	x	66.3%	37.9%

October 2007	Danaher Corporation	Tektronix, Inc.	2.5	x	31.6	x	35.4%	7.4%

January 2007	KLA-Tencor Corporation	Therma-Wave, Inc.	0.6	x	17.4	x	32.0%	(25.0)%

February 2006	KLA-Tencor Corporation	ADE Corporation	3.6	x	32.8	x	7.0%	(4.1)%

Based on its review of the foregoing calculations and applying its professional judgment:

•                                          Goldman Sachs applied illustrative estimated price- to-non-GAAP-earnings ratios ranging from 12.5x to 15.5x to the Company’s estimated earnings per share for calendar year 2014 based on the Forecasts to derive implied values per share of Common Stock ranging from $9.37 to $11.61.

Reference is made to the penultimate paragraph of the subsection of the Definitive Proxy Statement entitled “Opinion of Goldman, Sachs & Co.” beginning on page 49 of the Definitive Proxy Statement, which is supplemented by the addition of the highlighted text:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Cobham, any of their respective affiliates and third parties, including Veritas Capital Management LLC (“Veritas”) and Golden Gate, each a Significant Holder, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. During the two year period ended May 19, 2014, the Investment Banking Division of Goldman Sachs has not received any compensation for financial advisory and/or underwriting services provided directly to Cobham and/or its affiliates. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Golden Gate and/or its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger with respect to a revolver (aggregate principal amount $40 million) and term loan facility (aggregate principal amount $1.50 billion) for Attachmate Group Inc., a portfolio company of Golden Gate, in April 2012; as joint bookrunner in connection with the financing (aggregate principal amount $5.505 billion) of the acquisition of BMC Software, Inc. by a consortium co-led by Golden Gate in May 2013; and as joint bookrunner with respect to the issuance by Boxer Parent Company Inc., a holding company of BMC Software Finance, Inc. and a portfolio company of Golden Gate, of 9.000%/9.750% Senior Contingent Cash Pay Notes due 2019 (aggregate principal amount $750 million) in April 2014. During the two year period ended May 19, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to Golden Gate and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Golden Gate) of approximately $14 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Veritas and/or its affiliates and portfolio companies from time to time. During the two year period ended May 19, 2014, the Investment Banking Division of Goldman Sachs has not received any compensation for financial advisory and/or underwriting services provided directly to Veritas and/or its affiliates and portfolio companies (which may include companies that are not controlled by Veritas). Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Cobham, any of the Significant Holders, and their respective affiliates and portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation. Bradley J. Gross, a Managing Director of Goldman Sachs, is a director of the Company. GS Direct (an affiliate of Goldman Sachs) currently owns, in the aggregate, approximately 16% of the outstanding shares of Common Stock and has entered into the Support Agreement in connection with the Merger. Affiliates of Goldman Sachs also may have co-invested with the Significant Holders and their affiliates from time to time and may have invested in limited partnership units of affiliates of the Significant Holders from time to time and may do so in the future.

Opinion of Stifel, Nicolaus and Company, Inc.

The subsection of the Definitive Proxy Statement entitled “Opinion of Stifel, Nicolaus and Company, Inc.” beginning on page 50, is amended and supplemented as set forth below:

Selected Company Analysis

Reference is made to the “Selected Company Analysis” beginning on page 53 of the Definitive Proxy Statement, which is supplemented by the addition of the highlighted text and the new table (such new table being set off by italicized text), as indicated below:

Selected Company Analysis.  Stifel compared the Company, from a financial point of view, to 16 publicly traded companies in the test and measurement and microelectronics industries that Stifel, on the basis of its experience and knowledge of companies in the relevant industries, deemed to be relevant based on their business and financial profiles, as well as the business models, product offerings, operating margin profiles and end market exposure of such companies. Stifel compared the Company’s last 12 months (“LTM”), estimated calendar year 2014 and 2015 financial metrics, as provided by management, to LTM, estimated calendar year 2014 and 2015 financial metrics, obtained from available public sources, of the 16 selected companies. Based on this information, Stifel calculated and compared the following multiples for the Company and the selected companies:

(a)                                 multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to LTM, estimated calendar year 2014 and 2015 (i) revenues (“EV/Revenues”) and (ii) pro forma earnings before one-time charges, non-operating income and expenses, interest, taxes, stock-based compensation, and depreciation and amortization (“EV/ EBITDA”); and

(b)                                 multiples of price (“P”) using the share price to LTM, estimated calendar year 2014 and 2015 pro forma earnings per share (“EPS”) as adjusted to exclude stock-based compensation, amortization of intangibles and one-time charges, which is referred to as price-to-earnings (“P/E”).

Stifel believes that the companies listed below have business models similar to those of the Company, but noted that none of these companies have the same management, composition, size, operations, financial profile, or combination of businesses as the Company:

•                                          Agilent Technologies, Inc.

•                                          Analog Devices, Inc.

•                                          Anite plc

•                                          Anritsu Corporation

•                                          Avago Technologies Limited

•                                          Hittite Microwave Corporation

•                                          International Rectifier Corporation

•                                          Intersil Corporation

•                                          Ixia

•                                          JDS Uniphase Corporation

•                                          M/A-COM Technology Solutions Holdings, Inc.

•                                          Microsemi Corporation

•                                          National Instruments Corporation

•                                          Skyworks, Inc.

•                                          Spirent Communications plc

•                                          Teradyne, Inc.

The following tables set forth the multiples described above calculated by Stifel for each of the selected companies and the range of such multiples utilized by Stifel in performing its analysis.

	EV / Rev						EV / EBITDA						P/E
	LTM		CY 14		CY 15		LTM		CY 14		CY 15		LTM		CY 14		CY 15
Agilent Technologies, Inc.	2.7	x	2.6	x	N.A.		12.1	x	11.3	x	N.A.		17.8	x	16.3	x	N.A.
Analog Devices, Inc.	4.7	x	4.6	x	N.A.		12.6	x	12.1	x	N.A.		21.8	x	20.5	x	N.A.
Anite plc	2.4	x	1.9	x	1.8	x	9.6	x	7.9	x	6.8	x	16.2	x	13.1	x	10.9	x
Anritsu Corporation	1.3	x	1.2	x	1.2	x	7.5	x	6.6	x	5.9	x	16.5	x	14.2	x	12.6	x
Avago Technologies Limited	4.5	x	4.1	x	3.8	x	16.4	x	14.2	x	11.3	x	N.M.		14.2	x	11.5	x
Hittite Microwave Corporation	4.9	x	4.5	x	4.1	x	10.4	x	10.0	x	8.7	x	22.7	x	21.8	x	19.1	x
International Rectifier Corporation	1.3	x	1.2	x	1.1	x	7.5	x	5.5	x	4.3	x	27.5	x	17.1	x	12.0	x
Intersil Corporation	2.6	x	2.6	x	2.4	x	11.6	x	11.0	x	10.7	x	18.8	x	18.1	x	16.6	x
Ixia	2.0	x	1.8	x	1.7	x	8.9	x	7.6	x	6.4	x	14.5	x	12.5	x	12.0	x
JDS Uniphase Corporation	1.4	x	1.3	x	1.3	x	11.3	x	9.7	x	7.6	x	20.0	x	17.0	x	12.8	x
M/A-COM Technology Solutions Holdings, Inc.	2.2	x	2.1	x	2.0	x	9.7	x	8.7	x	7.2	x	N.M.		11.4	x	9.4	x
Microsemi Corporation	2.8	x	2.5	x	2.3	x	11.2	x	9.7	x	8.2	x	11.7	x	10.1	x	8.1	x
National Instruments Corporation	2.7	x	2.6	x	2.4	x	15.9	x	12.7	x	10.4	x	31.6	x	23.8	x	19.2	x
Skyworks, Inc.	3.9	x	3.4	x	3.3	x	12.5	x	10.7	x	10.1	x	16.6	x	14.0	x	12.5	x
Spirent Communications plc	1.8	x	1.6	x	1.5	x	11.2	x	10.8	x	8.7	x	27.2	x	23.0	x	17.3	x
Teradyne, Inc.	1.8	x	1.6	x	1.5	x	6.8	x	5.5	x	4.7	x	14.4	x	12.3	x	10.3	x

The range of multiples relative to the selected companies reflects the first quartile to third quartile metrics of such companies:

Multiple:	Range of Multiples Utilized in the Analysis	1st Quartile		Median		Average		3rd Quartile		Proposed Transaction
LTM EV/Revenues	1.8x - 3.1x	1.8	x	2.5	x	2.7	x	3.1	x	2.3	x
CY 2014 EV/Revenues	1.6x - 2.8x	1.6	x	2.3	x	2.5	x	2.8	x	2.2	x
CY 2015 EV/Revenues	1.5x - 2.4x	1.5	x	1.9	x	2.2	x	2.4	x	2.0	x
LTM EV/EBITDA	9.4x - 12.2x	9.4	x	11.2	x	10.9	x	12.2	x	11.4	x
CY 2014 EV/EBITDA	7.9x - 11.1x	7.9	x	9.9	x	9.6	x	11.1	x	10.3	x
CY 2015 EV/EBITDA	6.5x - 9.7x	6.5	x	7.9	x	7.9	x	9.7	x	8.8	x
LTM P/E	16.3x - 22.5x	16.3	x	18.3	x	19.8	x	22.5	x	18.0	x
CY 2014 P/E	12.9x - 18.7x	12.9	x	15.3	x	16.2	x	18.7	x	13.2	x
CY 2015 P/E	11.0x - 15.7x	11.0	x	12.3	x	13.2	x	15.7	x	11.4	x

No company utilized in the selected company analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the Company or companies involved in the selected company analysis. In evaluating companies,

Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of the Company or the companies involved in the selected company analysis and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Selected Transaction Analysis

Reference is made to the “Selected Transaction Analysis” beginning on page 55 of the Definitive Proxy Statement, which is replaced in its entirety with the following:

Selected Transactions Analysis.  Based on public and other information available to Stifel, Stifel calculated and compared the multiples of EV to LTM and next 12 months (“NTM”) revenues and LTM and NTM EBITDA implied in the Merger for the Company to the corresponding multiples implied in the following 22 selected acquisitions of companies in the test and measurement and microelectronics industries:

Announce Date	Acquirer	Target
2/24/14	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
2/10/14	AMETEK, Inc.	VTI Instruments
12/16/13	Avago Technologies Limited	LSI Corporation
11/5/13	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
11/4/13	Veritas Capital Fund Management, L.L.C.	Anaren, Inc.
10/23/12	AMETEK, Inc.	Micro-Poise Measurement Systems
5/29/12	Teledyne Technologies Incorporated	LeCroy Corporation
9/22/11	Microsemi Corporation	Zarlink Semiconductor Inc.
9/14/11	Teradyne, Inc.	LitePoint Corporation
6/14/11	Ericsson	Telcordia
3/28/11	API Technologies Corp.	Spectrum Control, Inc.
2/22/11	Golden Gate Capital	Tollgrade Communications, Inc.
10/4/10	Microsemi Corporation	Actel Corporation
9/29/10	Danaher Corporation	Keithley Instruments Inc.
2/10/10	JDS Uniphase Corporation	Agilent Technologies, Inc.’s Network Solutions Business
5/11/09	Ixia	Catapult Communications Corporation
5/4/09	HEICO Corporation	VPT, Inc.
3/31/09	GaAs Labs LLC	M/A-COM Technology Solutions Holdings, Inc.
3/26/09	Ascom Holding Ltd.	Ericsson’s TEMS Mobile Test Business
10/1/08	Spectris plc	SPX Corp’s LDS Test & Measurement Business
5/13/08	Cobham plc	M/A-COM Technology Solutions Holdings, Inc.
3/9/08	TriQuint Semiconductor, Inc.	WJ Communications, Inc.

Stifel selected the precedent transactions based upon its experience and knowledge of companies in the test and measurement and microelectronic industries. Although none of the transactions is directly comparable to the Merger, Stifel selected transactions involving target companies with similar characteristics to the characteristics identified above in the selected company analysis.

The following tables set forth the multiples described above calculated by Stifel for each of the selected transactions and the range of multiples utilized by Stifel in performing its analysis.

	Ent. Value / LTM				Ent. Value / NTM
	Revenue		EBITDA		Revenue		EBITDA
AMETEK, Inc.	1.9	x	N.A.		N.A.		N.A.
VTI Instruments
AMETEK, Inc.	1.4	x	7.5	x	N.A.		N.A.
Micro-Poise Measurement Systems
Teledyne Technologies Incorporated	1.5	x	8.2	x	1.4	x	7.6	x
LeCroy Corporation
Teradyne, Inc.	5.2	x	14.6	x	3.9	x	N.A.
LitePoint Corporation
Ericsson	1.6	x	6.3	x	N.A.		N.A.
Telcordia
Golden Gate Capital	1.4	x	6.0	x	1.3	x	5.5	x
Tollgrade Communications, Inc.
Danaher Corporation	2.7	x	14.4	x	2.6	x	14.3	x
Keithley Instruments Inc.
JDS Uniphase Corporation	1.0	x	N.A.		N.A.		N.A.
Agilent Technologies, Inc.’s Network Solutions Business
Ixia	1.6	x	N.M.		1.2	x	8.4	x
Catapult Communications Corporation
Ascom Holding Ltd.	1.2	x	5.2	x	1.2	x	6.5	x
Ericcson’s TEMS Mobile Test Business
Spectris plc	1.3	x	10.1	x	N.A.		N.A.
SPX’s Corp’s LDS Test & Measurement Business
RF Micro Devices, Inc.	1.8	x	13.1	x	1.8	x	9.3	x
TriQuint Semiconductor, Inc.
Avago Technologies Limited	2.5	x	13.7	x	2.5	x	13.3	x
LSI Corporation
M/A-COM Technology Solutions Holdings, Inc.	1.9	x	8.8	x	1.9	x	9.7	x
Mindspeed Technologies, Inc.
Veritas Capital Fund Management, L.L.C.	2.1	x	10.7	x	1.9	x	8.8	x
Anaren, Inc.
Microsemi Corporation	2.3	x	13.9	x	2.2	x	12.6	x
Zarlink Semiconductor Inc.
API Technologies Corp.	1.6	x	9.1	x	1.5	x	8.8	x
Spectrum Control, Inc.
Microsemi Corporation	2.1	x	13.0	x	1.8	x	6.4	x
Actel Corporation
HEICO Corporation	1.7	x	5.9	x	1.4	x	4.7	x
VPT, Inc.
GaAs Labs LLC	0.4	x	3.6	x	0.3	x	3.1	x
M/A-COM Technology Solutions Holdings, Inc.
Cobham plc	0.9	x	6.8	x	N.A.		N.A.
M/A-COM Technology Solutions Holdings, Inc.
Triquint Semiconductor, Inc.	1.3	x	N.M.		1.1	x	6.1	x
WJ Communications

The range of multiples reflects the first quartile to third quartile metrics of the selected transactions:

Multiple:	Range of Multiples Utilized in the Analysis	1st Quartile		Median		Average		3rd Quartile		Proposed Transaction
LTM EV/Revenues	1.4x - 2.0x	1.4	x	1.6	x	1.8	x	2.0	x	2.3	x
NTM EV/Revenues	1.3x - 2.0x	1.3	x	1.6	x	1.7	x	2.0	x	2.1	x
LTM EV/EBITDA	6.4x - 13.1x	6.4	x	9.0	x	9.5	x	13.1	x	11.4	x
NTM EV/EBITDA	6.3x - 9.5x	6.3	x	8.4	x	8.3	x	9.5	x	9.8	x

No transaction used in the selected transactions analyses is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the Company or the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the transactions to which the Merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of the Company or the companies involved in the selected transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the transactions to which the Merger is being compared.

Discounted Cash Flow Analysis

Reference is made to the paragraphs beneath the subheadings “Terminal Multiple Method” and Perpetuity Growth Method” on page 57 of the Definitive Proxy Statement, which are supplemented by the addition of the highlighted text:

Terminal Multiple Method.  Stifel first estimated the terminal value of the projected cash flows by applying a range of terminal multiples Stifel deemed relevant to the Company’s estimated fiscal year 2018 EBITDA, which multiples ranged from 8.0x to 10.0x, and were derived from the results of the selected company and selected transactions analyses described above, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from the fourth fiscal quarter of 2014 through fiscal year 2018 using management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.0% to 13.0%, based on the Company’s weighted average cost of capital. Stifel used a range of discount rates from 11.0% to 13.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the selected companies and the United States financial markets generally. This analysis indicated a range of enterprise values which

Stifel then decreased by the Company’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $8.15 to $10.85. Stifel noted that the Per Share Merger Consideration to be received by holders of the Company’s Common Stock pursuant to the Merger Agreement of $10.50 is at the high end of such range.

Perpetuity Growth Method.  Stifel first estimated the terminal value of the projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to the Company’s estimated fiscal year 2018 free cash flow, which growth rates ranged from 2.0% to 4.0%. The range of perpetuity growth rates was estimated by Stifel utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Stifel calculated projected unlevered free cash flow from the fourth fiscal quarter of 2014 through fiscal year 2018 using management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.0% to 13.0%, based on the Company’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then decreased by the Company’s net debt to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $4.96 to $7.12. Stifel noted that the Per Share Merger Consideration to be received by holders of the Company’s Common Stock pursuant to the Merger Agreement of $10.50 is above such range.

Summary of the Financial Forecasts.

The following disclosure supplements the discussion concerning the Financial Forecasts beginning on page 58 of the Definitive Proxy Statement.

Reference is made to the table beneath the subheading “Summary of the Financial Forecasts” on pages 60—61 of the Definitive Proxy Statement. Footnotes 4 and 5 thereto are supplemented by the addition of the highlighted text and the new tables (such new tables being set off by italicized text), as indicated below, and the existing table is to be supplemented by the addition of a new footnote 6 as indicated below:

Summary of the Financial Forecasts

	Fiscal Year(1) (dollars in millions)
	FQ4 2014	2015E	2016E	2017E(6)	2018E(6)
Company
Revenues	$212.8	$710.7	$753.6	$791.3	$822.9
Adjusted EBITDA(2)(3)	$61.7	$155.9	$175.4	$184.2	$191.5
Unlevered Free Cash Flow (as calculated by Goldman Sachs)(4)	$31.5	$75.4	$97.4	$103.0	$108.1
Unlevered Free Cash Flow (as calculated by Stifel)(5)	$35.2	$73.5	$95.7	$100.5	$104.5

(1) Fiscal Year ending June 30.

(2) Adjusted EBITDA is defined as EBITDA (net income (loss) before interest expense, income taxes, depreciation and amortization), adjusted to add back or subtract certain non-cash, non-recurring and other items, as permitted by the Company’s senior secured credit facility entered into on May 9, 2011 in connection with its debt refinancing as of such date, which was amended on May 24, 2012, and further amended on May 29, 2013.

(3) The forecasted revenues of $212.8 million and Adjusted EBITDA amount of $61.7 million in respect of Q4 2014 were prepared by the Company in late January 2014. In the Company’s press release dated May 7, 2014, which was filed as an exhibit to the Form 8-K filed by the Company with the SEC on May 7, 2014, the Company disclosed a range of forecasted revenues of $186 million to $196 million and Adjusted EBITDA for Q4 2014 of $48 million to $52 million. The difference in forecasts is due to subsequent developments since late January 2014, primarily political conditions in Crimea and the resulting impact of embargoes of sales to Russia.

(4) Unlevered Free Cash Flow was calculated by Goldman Sachs from certain prospective financial information using Adjusted EBITDA, adding net change in working capital and subtracting (a) stock-based compensation, (b) taxes and (c) capital expenditures and others, as provided by Company management. The components of unlevered free cash flow as calculated by Goldman Sachs are set forth below and were provided by Company management:

	Fiscal Year Ending June 30 (dollars in millions)
	FQ4 2014	2015E	2016E	2017E	2018E
Company
Adjusted EBITDA	$61.7	$155.9	$175.4	$184.2	$191.5
Net change in working capital	$(6.3)	$(20.8)	$(10.6)	$(11.1)	$(11.5)
Stock-based Compensation	$(1.5)	$(6.0)	$(6.0)	$(6.3)	$(6.6)
Taxes	$(15.4)	$(31.2)	$(37.8)	$(39.0)	$(39.6)
Capital expenditures	$(5.4)	$(22.5)	$(23.6)	$(24.8)	$(25.8)
Other	$(1.5)	$0.0	$0.0	$0.0	$0.0
Unlevered Free Cash Flow	$31.5	$75.4	$97.4	$103.0	$108.1

(5) Unlevered Free Cash Flow was calculated by Stifel from certain prospective financial information using earnings before interest and taxes, adding (a) depreciation and amortization and (b) net changes in working capital, and subtracting (a) taxes and (b) capital expenditures, as provided by Company management. The difference between the unlevered free cash flow of the Company calculated by each of Goldman Sachs and Stifel is due to different assumptions used by Goldman Sachs and Stifel as to the Company’s tax expense and stock-based compensation expense, including the fact that Goldman Sachs treated stock-based compensation expense as a cash expense and Stifel treated stock-based compensation expense as a non-cash expense. The components of unlevered free cash flow as calculated by Stifel are set forth below and were provided by Company management:

	Fiscal Year Ending June 30 (dollars in millions)
	FQ4 2014	2015E	2016E	2017E	2018E
Company
Earnings before interest and taxes	$56.0	$131.5	$150.5	$158.0	$164.3
Depreciation and Amortization	$5.7	$24.3	$24.8	$26.0	$27.1
Net change in working capital	$(6.3)	$(20.8)	$(10.6)	$(11.1)	$(11.5)
Taxes	$(14.8)	$(39.0)	$(45.4)	$(47.7)	$(49.6)
Capital expenditures	$(5.4)	$(22.5)	$(23.6)	$(24.8)	$(25.8)
Unlevered Free Cash Flow	$35.2	$73.5	$95.7	$100.5	$104.5

(6) Financial projections for the fiscal years ending June 30, 2017 and June 30, 2018 were derived by extrapolation based on the management projections for the fiscal year ending June 30, 2016.